Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Growth in Revenue, EBITDA and EPS for its Fiscal 2012 Third Quarter

  Total revenue from continuing operations for the quarter increased 13.1 percent to $179.7 million driven by double-digit revenue growth in all three of its business segments including 12.6 percent growth to $113.0 million in its 1-800-FLOWERS.COM Consumer Floral business.
  EBITDA from continuing operations more than doubled, increasing 176.3 percent to $5.0 million compared with $1.8 million in the prior year period. EBITDA for the quarter, excluding stock-based compensation, was $6.4 million compared with $2.9 million in the prior year period.
  EPS from continuing operations improved to break even compared with a net loss per share of ($0.04) in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--May 3, 2012--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $179.7 million for its fiscal 2012 third quarter ended April 1, 2012, compared with revenues from continuing operations of $158.8 million in the prior year period. The Company said the 13.1 percent increase, or $20.9 million, reflected double digit revenue growth across all three of its business segments and, in particular, continued positive trends in its Consumer Floral segment, which grew 12.6 percent. Total revenue growth for the third quarter benefited from the shift of the Easter holiday to early in the Company’s fiscal fourth quarter as well as contributions from several small acquisitions completed in the second half of fiscal 2011 and early in the first quarter of fiscal 2012. Excluding these benefits, total revenue for the period increased approximately 9.0 percent compared with the prior year period.

Gross profit margin for the quarter increased 100 basis points to 40.7 percent, compared with 39.7 percent in the prior year period. This was driven by a 200 basis point increase, to 39.0 percent, in the Company’s Consumer Floral segment. Operating expenses as a percent of revenue improved 120 basis points to 40.6 percent compared with 41.8 percent in the prior year period. The improved operating expense ratio primarily reflects the increased revenues for the quarter as well as the Company’s continued focus on improving leverage across its business platform.

As a result of the strong growth in revenues and gross margin, combined with enhanced operating leverage, EBITDA from continuing operations for the period increased 176.3 percent to $5.0 million compared with $1.8 million in the prior year period. Excluding stock-based compensation, EBITDA for the quarter was $6.4 million compared with $2.9 million in the prior year period. Income from continuing operations improved to $51,000, or $0.00 per share, compared with a loss of $2.2 million, or ($0.04) per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The strong results in our fiscal third quarter – including double-digit revenue growth across all three of our business segments – illustrate the continued, positive trends we have been seeing in our business for more than a year now. Importantly, our bottom line growth in the quarter, in terms of EBITDA and EPS, significantly outpaced the strong top-line growth. This reflects the effectiveness of our initiatives to achieve enhanced operating leverage across our platform.”

McCann said that, during the fiscal third quarter, the Company’s Consumer Floral business achieved increases in average order size and order volume. “We continue to expand our market leadership in the floral category as we benefit from the enhancements we have made in our merchandising programs – working directly with our BloomNet florists to emphasize our truly original product designs – and our initiatives in marketing, where we are engaging directly with our customers and deepening our relationships with them through our industry leading efforts in the increasingly important Social and Mobile areas.

“In addition, our BloomNet business continues to grow at a solid rate as we focus on building a sense of community with our florist members through accredited training programs such as our Florilogy Institute while concurrently expanding the suite of products and services that we provide to help them grow their businesses profitably,” said McCann.

In its Gourmet Food and Gift Baskets segment, McCann said the Company achieved strong revenue growth, particularly in its ecommerce channels, largely driven by the shift of the Easter holiday to early in the Company’s fiscal fourth.

During the fiscal third quarter, the Company attracted 613,000 new customers. Approximately 1.6 million customers placed orders during the quarter, of whom 61.5 percent were repeat customers. This reflects the Company’s successful efforts to engage with its customers and deepen their relationships as they help them deliver smiles.

“Looking ahead at our current fiscal fourth quarter, we believe we are well positioned to build on the positive trends we have seen in our business for more than a year now. For the quarter, we anticipate revenue growth will remain solid, adjusting for the Easter shift and the extra week in the prior year period, across all three of our business segments. As a result, we are reaffirming our guidance for full-year revenue growth in the mid-to-high single digit range. Importantly, we are growing our bottom-line results – EBITDA, EPS and Free Cash Flow – at rates in excess of our revenue growth. This illustrates the enhanced leverage that we have in our business model,” McCann noted.

“In addition, we finished the fiscal third quarter with a very strong balance sheet – including a net debt position of less than $10 million. Combined with our proven ability to generate increasing cash flows, we believe this provides us with significant flexibility to grow our business going forward,” he said.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2012 third quarter, revenues in this category grew 12.6 percent to $113.0 million compared with $100.3 million in the prior year period. This was driven by our core 1-800-FLOWERS.COM ecommerce business and contributions from two small acquisitions (FineStationery.com and Flowerama which were completed in the second half of fiscal 2011 and early in the first quarter of fiscal 2012, respectively). Gross margin for the fiscal second quarter increased 200 basis points to 39.0 percent compared with 37.0 percent in last year’s second quarter. Category contribution margin increased 37.2 percent, or $2.9 million, to $10.9 million compared with $7.9 million in the prior year period.
  BloomNet Wire Service: Revenues increased 15.9 percent to $24.1 million compared with $20.8 million in the prior year period, primarily reflecting increased shop-to-shop order volume and wholesale product sales. Gross margin for the quarter was 44.6 percent compared with 47.3 percent in the prior year period, primarily reflecting product mix. Category contribution margin increased 17.1 percent to $6.3 million compared with $5.3 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues increased 13.6 percent to $43.1 million compared with $37.9 million in the prior year period. This primarily reflected the shift of the Easter holiday to early in the Company’s fiscal fourth quarter as well as growth within the Fannie May and Cheryl’s brands. Gross margin was 42.0 percent compared with 42.2 percent. Category contribution margin increased 61.2 percent to $0.9 million compared with $0.6 million in the prior year period.

COMPANY GUIDANCE:

The Company reaffirmed its revenue guidance for the full year of mid-to-upper single digit growth. This is based on the 9.7 percent growth achieved through the first three quarters of fiscal 2012 combined with anticipated solid growth in the Company’s fiscal fourth quarter, adjusted for the shift of the Easter holiday and extra week in the fiscal 2011 fourth quarter (the Company operates on a retail calendar that included 53 weeks of business in fiscal 2011 compared with 52 weeks of business in fiscal 2012). The Company said that it continues to expect EBITDA, EPS and Free Cash Flow to grow at rates in excess of its anticipated revenue growth.

Definitions:

EBITDA: The Company defines EBITDA as Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to the end of this release. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category Contribution Margin: earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses. The Company presents EBITDA, EBITDA excluding stock based compensation, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the Mobile Shopping Summit’s “Best Mobile Site of 2011.” 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); wine gifts from Winetasting.com® (www.winetasting.com); top quality steaks and chops from Stockyards.com (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “expect,” “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: solid revenue growth, adjusted for the Easter shift and the extra week in its fiscal 2012 fourth quarter compared with its fiscal 2011 fourth quarter; its ability to grow its bottom line results, including EBITDA, EPS and Free Cash Flow at rates in excess of its revenue growth; and its expectation to finish its fiscal 2012 year with a strong balance sheet including a net-debt level of approximately zero. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, May 3, 2012 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800- FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. (EDT) on the day of the call at: 1-855-859-2056 (domestic) or 1-404-537-3406 (international). Enter replay pass code #: 18443387.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	April 1, 2012 (unaudited)	July 3, 2011

Assets
Current assets:
Cash and equivalents	$24,876	$21,442
Receivables, net	21,477	11,916
Inventories	59,374	51,185
Deferred tax assets	6,916	5,416
Prepaid and other	6,575	7,360
Current assets of discontinued operations	145	3,506
Total current assets	119,363	100,825

Property, plant and equipment, net	47,799	49,908
Goodwill	40,695	39,348
Other intangibles, net	42,644	41,748
Deferred tax assets	9,416	17,181
Other assets	5,335	5,203
Non-current assets of discontinued operations	-	2,738
Total assets	$265,252	$256,951

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$68,719	$65,603
Current maturities of long-term debt and obligations under capital leases	15,100	16,488
Current liabilities of discontinued operations	159	956
Total current liabilities	83,978	83,047

Long-term debt and obligations under capital leases	18,000	29,250
Other liabilities	3,844	2,884
Non-current liabilities of discontinued operations	-	109
Total liabilities	105,822	115,290
Total stockholders’ equity	159,430	141,661
Total liabilities and stockholders’ equity	$265,252	$256,951

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 1, 2012	March 27, 2011	April 1, 2012	March 27, 2011

Net revenues:
E-commerce (combined online and telephonic)	$132,190	$117,506	$376,110	$343,318
Other	47,469	41,333	160,592	146,134

Total net revenues	179,659	158,839	536,702	489,452

Cost of revenues	106,620	95,728	316,775	286,241

Gross profit	73,039	63,111	219,927	203,211

Operating expenses:
Marketing and sales	48,598	43,513	133,900	123,616
Technology and development	5,646	5,119	15,252	14,639
General and administrative	13,766	12,659	39,057	36,553
Depreciation and amortization	4,874	5,069	14,705	15,272

Total operating expenses	72,884	66,360	202,914	190,080

Gain on sale of stores	-	-	3,789	-

Operating income (loss)	155	(3,249)	20,802	13,131

Interest expense, net	(319)	(854)	(1,990)	(3,321)

Income (loss) from continuing operations before income taxes	(164)	(4,103)	18,812	9,810
Income tax expense (benefit) from continuing operations	(215)	(1,859)	7,318	3,930
Income (loss) from continuing operations	51	(2,244)	11,494	5,880

Loss from discontinued operations, net of tax	-	(432)	(22)	(150)
Gain (loss) on sale of discontinued operations, net of tax	(136)	-	4,342	-
Income (loss) from discontinued operations	(136)	(432)	4,320	(150)

Net income (loss)	($85)	($2,676)	$15,814	$5,730

Basic net income (loss) per common share
From continuing operations	$0.00	($0.04)	$0.18	$0.09
From discontinued operations	0.00	(0.01)	0.07	0.00
Net income (loss) per common share	$0.00	($0.04)	$0.24	$0.09
Diluted net income (loss) per common share
From continuing operations	$0.00	($0.04)	$0.17	$0.09
From discontinued operations	0.00	(0.01)	0.07	0.00
Net income (loss) per common share	$0.00	($0.04)	$0.24	$0.09
Weighted average shares used in the calculation of net income (loss) per common share
Basic	64,988	63,999	64,683	63,953
Diluted	66,299	63,999	66,257	65,083

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	April 1, 2012	March 27, 2011

Operating activities
Net income	$15,814	$5,730
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	1,927	(751)
Gain on sale of discontinued operations	(8,733)	-
Depreciation and amortization	14,705	15,272
Amortization of deferred financing costs	343	360
Deferred income taxes	5,720	3,332
Bad debt expense	692	1,271
Stock based compensation	3,736	2,857
Other non-cash items	(22)	7
Changes in operating items, excluding the effects of acquisitions:
Receivables	(9,709)	(5,886)
Inventories	(7,670)	(6,999)
Prepaid and other	804	(2,839)
Accounts payable and accrued expenses	2,489	39
Other assets	1,604	(561)
Other liabilities	1,187	(29)

Net cash provided by operating activities	22,887	11,803

Investing activities
Acquisitions, net of cash acquired	(4,336)	(1,450)
Proceeds from sale of business	12,826	-
Capital expenditures	(11,986)	(10,914)
Purchase of investment	(1,111)	-
Other, net	(271)	184
Investing activities of discontinued operations	-	(124)

Net cash used in investing activities	(4,878)	(12,304)
Financing activities
Acquisition of treasury stock	(1,925)	(101)
Proceeds from excise of employee stock options	-	49
Proceeds from bank borrowings	56,000	40,000
Repayment of notes payable and bank borrowings	(67,250)	(49,000)
Debt issuance cost	-	(17)
Repayment of capital lease obligations	(1,400)	(1,449)

Net cash used in financing activities	(14,575)	(10,518)

Net change in cash and equivalents	3,434	(11,019)
Cash and equivalents:
Beginning of period	21,442	27,843

End of period	$24,876	$16,824

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(In thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	April 1,	March 27,		April 1,	March 27,
	2012	2011	% Change	2012	2011	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$112,987	$100,341	12.6%	$274,168	$245,518	11.7%
BloomNet Wire Service	24,060	20,765	15.9%	60,837	51,943	17.1%
Gourmet Food & Gift Baskets	43,104	37,936	13.6%	202,829	192,203	5.50%
Corporate (*)	199	301	(33.9%)	575	855	(32.7%)
Intercompany eliminations	(691)	(504)	36.9%	(1,707)	(1,067)	60.0%
Total net revenues from continuing operations	$179,659	$158,839	13.1%	$536,702	$489,452	9.7%

	Three Months Ended			Nine Months Ended
	April 1,	March 27,		April 1,	March 27,
	2012	2011	% Change	2012	2011	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$44,045	$37,160	18.5%	$106,258	$92,853	14.4%
	39.0%	37.0%		38.8%	37.8%

BloomNet Wire Service	10,733	9,813	9.4%	28,254	27,362	3.3%
	44.60%	47.30%		46.40%	52.70%

Gourmet Food & Gift Baskets	18,116	16,002	13.2%	84,981	82,572	2.9%
	42.0%	42.2%		41.9%	43.0%

Corporate (*)	145	136	7.0%	434	424	2.4%
	72.9%	45.2%		75.6%	49.6%

Total gross profit from continuing operations	$73,039	$63,111	15.7%	$219,927	$203,211	8.2%
	40.7%	39.7%		41.0%	41.5%

	Three Months Ended			Nine Months Ended
	April 1,	March 27,		April 1,	March 27,
	2012	2011	% Change	2012	2011	% Change

Adjusted EBITDA from continuing operations, excluding stock-based compensation:
Category Contribution Margin (**):
1-800-Flowers.com Consumer Floral	$10,948	$7,980	37.2%	$26,899	$21,513	25.0%
BloomNet Wire Service	6,258	5,345	17.1%	15,925	15,007	6.1%
Gourmet Food & Gift Baskets (***)	948	588	61.2%	29,188	26,322	10.9%
Category Contribution Margin Subtotal	18,154	13,913	30.5%	72,012	62,842	14.6%
Corporate (*)	(13,125)	(12,093)	(8.5%)	(36,505)	(34,439)	(6.0%)
EBITDA	5,029	1,820	176.3%	35,507	28,403	25.0%
Add: Stock-based compensation	1,356	1,098	23.5%	3,736	2,855	30.9%
EBITDA, excluding stock-based compensation	6,385	2,918	118.8%	39,243	31,258	25.5%
Less: Gain on sale of stores (***)	-	-	-	(3,789)	-	-
Adjusted EBITDA from continuing operations, excluding stock-based compensation
	$6,385	$2,918	118.8%	$35,454	$31,258	13.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 1, 2012	March 27, 2011	April 1, 2012	March 27, 2011

Reconciliation of net income (loss) from continuing operations to EBITDA and adjusted EBITDA from continuing operations, less stock-based compensation:
Net income (loss) from continuing operations	$51	($2,244)	$11,494	$5,880
Add:
Interest expense, net	319	854	1,990	3,321
Depreciation and amortization	4,874	5,069	14,705	15,272
Income tax expense	-	-	7,318	3,930
Less:
Income tax benefit	215	1,859	-	-
EBITDA	5,029	1,820	35,507	28,403
Add: Stock-based compensation	1,356	1,098	3,736	2,855
EBITDA, less stock-based compensation	6,385	2,918	39,243	31,258
Less: Gain on sale of stores	-	-	(3,789)	-
Adjusted EBITDA from continuing operation, excluding stock based compensation	$6,385	$2,918	$35,454	$31,258

(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(**)

Performance is measured based on category contribution margin or category Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

(***)

GFGB category contribution margin, during the nine months ended April 1, 2012, includes a $3.8 million gain on the sale of 17 Fannie May retail stores, which are being operated as franchised locations post-sale.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com